UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2009

China New Energy Group Company

  (Exact name of Registrant as specified in its charter)

Delaware	001-32691	65-0972647
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 20/F, Center Plaza, No.188 Jie Fang Road
He Ping District, Tianjin, 300042
People's Republic of China

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-22-5829 9778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)
☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act(17CFR240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under theExchange Act (17CFR240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17CFR240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement.

On December 12 2009, Qinhuangdao Chensheng Gas Co., Ltd., our indirect wholly-owned subsidiary (“Qinhuangdoa”), entered into an Equity Interest Purchase Agreement (the “Agreement”) to acquire all of the outstanding equity interest of Zhanhua Jiutai Gas Co., a PRC company  (“Jiutai”), from the 5 shareholders of Jiutai named therein (the “Transferors”).  The Agreement was subject to the approval of the Board of Directors of the Transferee which approval was granted on November 26, 2009

Under the Agreement, Qinhuangdao agreed to purchase 100% of the outstanding equity interest of Jiutai from the Jiutua Shareholders for a total purchase price of RMB 16,500,000 (approximately $2,426,343 US Dollars).   The purchase price was based on an agreed value of the assets by both parties.

The following conditions are required to be satisfied prior to the closing of the transaction:

1)
All necessary permissions, instructions, consents, licenses, approval or authorization, related to the legality, validity or enforceability of the selling of the transferred equity, purchasing the transferred equity, issued by the relevant government authorities, departments or other organizations have been obtained or made; and

2)	All the necessary procedures, formalities and procedures related to the transferring and purchasing the transferred equity have been completed or performed.

The purchase price is payable in three installments. The first installment of 58% of the total purchase price is payable within 13 business days of the date of the agreement

The process of completing the equity transfer will not begin until after the delivery of the first installment.  If payment of the first installment is not made the agreement will be terminated.  Following receipt of the first payment Transferors must complete the following conditions within 10 working days otherwise the obligation to pay the second installment will terminate:

1)
Increase the registered capital of Jiutai to at least RMB 5 million at their own expense and update the registration with the local industrial and commercial authority.  (The parties agreed that each Transferors will  transfer all of their equity to the Transferee after completion of the updated registration of the increase of the registered capital and the  provisions of the agreement related to the transfer of equity between the parties apply to transfer of equity after such capital increase.);

2)
obtain a written confirmation of the transfer from the Zhanhua government; release public statements in the local media, where Jiutai is located, to announce that: neither the Transferors or Jiutai are subject to any pending or threatened litigation or  arbitration cases, or event or circumstance that might result in the freezing or seizure of any of its assets and that none of such events are threatened;

3)	there shall be no outstanding guaranty provided by Jiutai for any other person/entity;
4)
prior to the completion of the transfer, all rights (including the accounts receivable) with respect to contracts entered into prior to the transfer of the equity) and liabilities (contingent or otherwise) and obligations (including accounts payable) with respect to contracts entered into prior to the transfer of  the equity of Jiutai shall be transferred to and assumed by the Transferors and Transferee shall be indemnified against any such losses;

5)
complete all necessary update registration procedures relating to the equity transfer including but not limited to, the update registration with the Industrial and Commercial department and other relevant updated registrations required by other authorities; and

6)	delivery of the transferred equity shall be complete.

The second installment consists of 36% of the total purchase price and is payable on completion of the following: Transferors shall have assisted Jiutai to pass a comprehensive inspection of all of its gas stations and pipe network and to obtain a passed inspection report issued by the supervisory department.

The above conditions shall be satisfied or completed before June12, 2010, otherwise the Transferee is entitled to terminate this Agreement and the Transferee shall be indemnified for the damages caused by the Transferors.

Transferors agreed to separate the surplus land from Jiutai at their own expense, except the land underlying all of the comprehensive office buildings of Jiutai and the gas station sites run by Jiutai or assist the Transferee to sign a land lease agreement with the government.  Notwithstanding the foregoing provision, Transferee agrees to pay the land transfer fees charged by the state in the course of the separation of the land underlying the gas station sites required by Jiutai.  If the Transferors breaches this obligation, Transferee is entitled to reduce the purchase price payable by Renminbi 500,000 or to request compensation for breach of this agreement by the Transferors.

The Transferors agreed to be responsible for the first two industrial users to complete and sign the pipeline gas supply agreement in accordance with requirements of the Transferee on the earlier date of the 90th day of the first installment payment and the day of the second installment payment.  If the Transferors fail to fulfill the foregoing obligations before the second installment payment, then the Transferee is entitled to reduce the amount of 500,000 Yuan from the total transfer price or to request Renminbi 500,000 Yuan as compensation for the breach of the agreement by the Transferors.

Transferors has agreed to ensure that before the completion of the equity transfer in order to maintain the stability of the personnel of Jiutai, the hiring new staff, salary adjustments or other changes shall occur subject to certain permitted exceptions. Transferors have also agreed that new construction advances shall not be made subject to certain permitted exceptions. Transferee is entitled to deduct from the purchase price any losses for any breach these obligations.

The Transferee is entitled to be fully indemnified in the event of fraud or a material omission by Transferors. A breach of representation or warranty by either party gives the non breaching party the right to terminate the contract and sue for compensation.

The third and final installment is 6% of the purchase price. In order to ensure the smooth transition of the business and operations of Jiutai the Transferee will keep the third installment payment as a transfer deposit, which will be paid to the Transferors within the twelfth month after the completion of delivery of the transferred equity.

Zhanhua Jiutai Gas Inc. is primarily engaged in the business of natural gas supply, construction and development gas pipeline network in urban areas.  It is incorporated June 2007 under PRC Chinese laws.

On April 25, 2007, the company obtained an exclusive right and operating license from the local government, for the construction and development of a gas pipeline network and gas supply in the county for 50 years.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2009

CHINA NEW ENERGY GROUP COMPANY (Registrant)

By:	/s/ Yangkan Chong
Yangkan Chong
Chief Executive Officer